Exhibit 14.1

NGA HOLDCO, LLC

CODE OF ETHICS

This Code of Ethics (“Code of Ethics”) has been adopted by the Board of Managers of NGA HoldCo LLC (the “Company”) and is applicable to the Company’s Operating Manager, who acts as the Company’s principal executive officer, Roger May, who acts as the Company’s principal financial officer and principal accounting officer, and any persons from time to time performing functions similar to those performed by a principal executive officer, principal financial officer, principal accounting officer or comptroller (collectively, the “Senior Officers”).

Each of the Senior Officers shall:

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships, and promote ethical behavior in his or her work environment;

•	Avoid transactions and relationships that involve potential conflicts of interest that have not been reviewed and approved by the Company’s Board of Managers (the “Board”);

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Cooperate with the implementation and maintenance of a system of controls and procedures that best ensures that material information about the Company is accumulated and communicated to management, including to the Senior Officers, to allow for timely decisions regarding disclosure;

•	Comply in good faith with applicable laws, rules and regulations of federal, state, and local governments (including, without limitation, applicable gaming and securities laws and regulations); and

•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be subordinated.

The Senior Officers, in the performance of their duties, are subject to the following specific policies:

1.	The Senior Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) and in the other public communications made by the Company. Accordingly, it is the responsibility of each of the Senior Officers promptly to bring to the attention of a member of the Board any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or other public communications and otherwise assist the Company in fulfilling its responsibilities.

2.	Each Senior Officer shall promptly bring to the attention of a member of the Board any information he or she may have concerning

•	significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data; or

•	any fraud, whether or not material, that involves management or other individuals who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.	Each Senior Officer shall promptly bring to the attention of the Company’s Operating Manager, and bring to the attention of the Board, any information he or she may have concerning any actual or apparent conflicts of interest between personal and professional relationships, involving any member of management or other individual who has a significant role in the Company’s financial reporting, disclosures or internal controls.

4.	Each Senior Officer shall promptly bring to the attention of the Company’s Operating Manager, and bring to the attention of the Board, any information he or she may have concerning evidence of a material violation of the securities, gaming or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any entity or individual acting on behalf of the Company, or of any violation of this Code of Ethics.

The Board shall determine the appropriate actions to be taken in the event of any violation of this Code of Ethics by any Senior Officer. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics, and shall include, as appropriate, any of the following:

•	written notice to the individual involved that the Board has determined that there has been a violation;

•	censure by the Board;

•	demotion or re-assignment of the individual involved

•	suspension (on such terms as may be determined by the Board in its sole discretion); and

•	termination of all or any of the individual’s relationships with the Company.

In determining what action is appropriate in a particular case, the Board shall take into account all relevant information, including:

•	the nature and severity of the violation;

•	ether the violation involves a single occurrence or repeated occurrences;

•	whether the violation appears to have been intentional or inadvertent;

•	whether the individual in question had been advised prior to the violation as to the proper course of action; and

•	whether or not the individual in question had committed other violations in the past.